Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Joseph C. O’Neill, Jr.,

EVP/ Chief Financial Officer

(267) 280-4000

HV BANCORP, INC. REPORTS RESULTS FOR THE QUARTER ENDED September 30, 2021

Doylestown, Pennsylvania- November 5, 2021.  HV Bancorp, Inc. (the “Company” or “HVB”) (Nasdaq Capital Market: HVBC), the holding company of Huntingdon Valley Bank (the “Bank”), reported operating results for the quarter and nine months ended September 30, 2021. Net income for the quarter ended September 30, 2021, was $1.1 million  ($0.56 per basic share of common stock and $0.54 per diluted share of common stock) versus net income of $2.1 million ($1.02 per basic and diluted shares of common stock), for the quarter ended September 30, 2020. Net income for the nine months ended September 30, 2021 was $3.7 million ($1.86 per basic share of common stock and $1.82 per diluted share of common stock) versus net income of $3.7 million ($1.82 per basic and diluted shares of common stock) for the nine months ended September 30, 2020.

At September 30, 2021, the Company had total assets of $536.3 million (5.6% increase over third quarter 2020), total deposits of $439.9 million (18.5% increase over third quarter 2020) and total shareholders’ equity of $42.5 million (14.1% increase over third quarter 2020).  For the nine months ended September 30, 2021, return on average assets (“ROA”) and return on average equity (“ROE”) was 0.82% and 12.62%, respectively. This continued high performance resulted in a 17% year over year increase in book value from $16.75 per share of common stock to $19.52 per share of common stock.

Travis J. Thompson, Esq., Chairman, President & CEO, commented, “We are pleased with HVB’s outstanding year to date performance as Residential Mortgage maintained its robust pace closing 1,885 new loans totaling $490 million, while our Business Banking team successfully facilitated $95.1 million in Paycheck Protection Program loan forgiveness in addition to new commercial loan originations totaling $105.6 million. While we celebrate the outstanding results coupled with recent announcements of performance awards including the Philadelphia Business Journal’s “Soaring 76” and Piper-Sandler’s “Sm-All Stars,” we remain acutely focused on building upon our vision of HVB as the Better Experience Bank in the Greater Philadelphia area.”

Finally, Mr. Thompson noted, “Recently, we announced that Vice-Chairman, Bob Marino, will join the Bank’s Executive Leadership Team as President, effective December 1, 2021, which enables HVB to capitalize upon his Philadelphia market area, banking knowledge, contacts and experience adding tremendous value to our team members, customers and shareholders alike. We are thrilled Bob is returning to Philadelphia Banking as President of HVB."

Highlights for the quarter and nine months ended September 30, 2021 include:

•	Book value per share increased from $16.75 per share of common stock at September 30, 2020, to $19.52 per share of common stock at September 30, 2021.

•	For the nine months ended September 30, 2021, total interest and non-interest income was $23.7 million, an increase of $1.5 million or 7% higher from the same period in 2020.

•

Net income per share of common stock was $1.86 per basic share and $1.82 per diluted share for the nine months ended September 30, 2021, compared to $1.82 per basic and diluted shares for the nine months ended September 30, 2020.

COVID-19 Update:

•

The Company participated in two rounds of the United States Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) loans and originated approximately $123.5 million with an aggregate outstanding balance of $35.6 million as of September 30, 2021. The forgiveness process of the PPP loans began in the fourth quarter of 2020 with approximately $95.1 million in PPP forgiveness received through October 31, 2021.

•	As of September 30, 2021, there were three residential borrowers with an aggregate outstanding balance of $1.0 million in payment deferral.

•

The Company continues to monitor its liquidity and capital. As of September 30, 2021, the Bank’s capital ratios exceeded “well-capitalized” requirements (see selected consolidated financial data and other data).  As of September 30, 2021, the Company maintained $84.7 million, or 15.8% of total assets, of cash and cash equivalents and $94.6 million, or 17.6% of total assets, of available borrowing capacity. The $94.6 million of available borrowing capacity consisted of unused borrowing capacity of $91.0 million at the Federal Home Loan Bank of Pittsburgh, $3.0 million of borrowing capacity from the Atlantic Community Bankers Bank and a $567,000 line of credit at the Federal Reserve Bank of Philadelphia.

Balance Sheet: September 30, 2021, compared to December 31, 2020

Total assets decreased $325.3 million to $536.3 million at September 30, 2021, from $861.6 million at December 31, 2020. The decrease was primarily the result of decreases of $329.9 million in cash and cash equivalents and $14.9 million in net loans held for sale, offset by increases of $15.8 million in investment securities, $1.4 million in mortgage servicing rights and $1.2 million in right-of-use assets, and $864,000 in other assets. Cash and cash equivalents decreased $329.9 million to $84.7 million at September 30, 2021 from $414.6 million at December 31, 2020 as a result of anticipated outflows of retail deposits from certain accounts.

Total liabilities decreased 328.9 million, or 40.0%, to $493.8 million at September 30, 2021, from $822.7 million at December 31, 2020. The decrease in total liabilities was primarily from a $290.9 million decrease in deposits, $44.9 million decrease in advances from the Federal Reserve's Paycheck Protection Program liquidity facility ("PPPLF"), $2.7 million decrease in other liabilities offset by the issuance of a $10.0 million subordinated note and $1.3 million increase in operating lease liabilities. Deposits decreased $290.9 million, or 39.8%, to $439.9 million at September 30, 2021, from $730.8 million at December 31, 2020. Our core deposits (consisting of demand deposits, money market, passbook and statement and checking accounts) decreased $261.4 million, or 39.1%, to $407.3 million at September 30, 2021, from $668.7 million at December 31, 2020, as there was an anticipated decrease in certain retail accounts in our core deposits during the first quarter of 2021. Certificates of deposit decreased $29.5 million, or 47.5%, to $32.6 million at September 30, 2021, from $62.1 million at December 31, 2020. The decrease in certificates of deposit was the result of a $10.0 million decrease of certificates of deposit issued through brokers and a $19.5 million decrease in retail growth of certificates of deposit.

Total shareholders’ equity increased $3.6 million to $42.5 million at September 30, 2021, compared to $38.9 million at December 31, 2020, primarily as a result of net income of $3.7 million for the nine months ended September 30, 2021, share based compensation expense of $181,000,  ESOP shares committed to be released of $121,000 and stock option exercises of $28,000. Offsetting these increases was other comprehensive loss of $215,000 due to the fair value adjustments, net of deferred tax, on the investment securities available-for-sale portfolio and $274,000 in treasury stock repurchases primarily as part of the stock repurchase plan approved in April 2019.

Income Statement: For the quarter and nine months ended September 30, 2021, compared to September 30, 2020

Net Interest Income:

Net interest income increased $1.2 million to $4.0 million for the three months ended September 30, 2021, from $2.8 million for the three months ended September 30, 2020. Our net interest-earning assets increased $21.1 million to $88.6 million for the three months ended September 30, 2021, from $67.5 million for the three months ended September 30, 2020.  Net interest income increased $3.3 million to $10.8 million for the nine months ended September 30, 2021, from $7.5 million for the nine months ended September 30, 2020. Our net interest-earning assets increased $26.7 million to $88.0 million for the nine months ended September 30, 2021, from $61.3 million for the nine months ended September 30, 2020.

Provision for loan losses:

Provision for loan losses decreased by $195,000 to $229,000 for the three months ended September 30, 2021, from $424,000 for the three months ended September 30, 2020, primarily as result of net charge-offs of $360,000 related to the medical education loans during the three months ended September 30, 2020. During the quarter ended September 30, 2021, net charge-offs of $30,000 were recorded.  Provision for loan losses decreased by $341,000 to $644,000 for the nine months ended September 30, 2021, from $985,000 for the nine months ended September 30, 2020. During the nine months ended September 30, 2021 and 2020, net charge-offs of $202,000 and $513,000 were recorded.

Non-Interest Income:

Non-interest income was $3.3 million and $11.3 million for the quarter and nine months ended September 30, 2021, respectively, compared to $6.2 million and $12.3 million for the same periods in 2020. Non-interest income decreased $2.9 million for the three month ended September 30, 2021, compared to the same period in 2020 primarily due to decreases of $1.6 million decrease in change in fair value of loans held for sale and $1.4 million in loss on derivative instruments. The decrease of $1.0 million in non-interest income for the nine months ended September 30, 2021, compared to the same period in 2020 was primarily due to decreases of $2.9 million decrease in change in fair value of loans held-for-sale and $2.4 million on gain on derivative instruments, net offset by a $4.2 million increase in the gain on sale of loans.

Non-Interest Expense:

Total non-interest expense decreased $145,000, or 2.6%, to $5.6 million for the quarter ended September 30, 2021, from $5.7 million for the quarter ended September 30, 2020 and increased $2.6 million, or 19.6%, to $16.3 million for the nine months ended September 30, 2021 from $13.7 million for the nine months ended September 30, 2020.  The decrease for the three months ended September 30, 2021, compared to the three months of September 30, 2020, was primarily a result of decreases of $193,000 in salaries and employee benefits and $161,000 in other expenses, offset by increases of $115,000 in occupancy expenses, $76,000 in professional fees and $27,000 in data processing-related operations costs.  For the nine months ended September 30, 2021, the increase in non-interest expense was primarily as a result of increases of $1.7 million in salaries and employee benefits, $309,000 in occupancy expenses, $271,000 in data processing-related operations costs and $227,000 in federal deposit insurance premiums. Salaries increased as full time equivalent (FTE) employees increased to one-hundred forty-two as of September 30, 2021, from one-hundred eighteen as of September 30, 2020, primarily as a result of the expansion of the Company’s lending and business banking operations.

Income Taxes:

Income tax expense was $362,000 and $1.4 million for the quarter and nine months ended September 30, 2021, respectively, compared to $785,000 and $1.4 million during the same periods in fiscal year 2020. The decrease in income tax expense for the quarter ended September 30, 2021, compared to the same period a year ago reflected a decrease in income before taxes. The effective tax rates were 24.5% and 27.4% for the quarter and nine months ended September 30, 2021, respectively, compared to 27.6% and 27.7% during the same periods in fiscal year 2020.

Net Income & Book Value:

Net income was $1.1 million, approximately $0.56 cents per basic share and $0.54 per diluted share for the three months ended September 30, 2021, as compared to $2.1 million, or approximately $1.02 cents per basic and diluted share for the three months ended September 30, 2020. Net income was $3.7 million, approximately $1.86 cents per basic share and $1.82 per diluted share for the nine months ended September 30, 2021, as compared to $3.7 million, or approximately $1.82 cents per basic and diluted share for the nine months ended September 30, 2020. Book value per share increased from $16.75 at September 30, 2020, to $19.52 at September 30, 2021.

Asset quality:

At September 30, 2021, the Company’s non-performing assets totaled $4.0 million, or 0.78% of total assets, compared to $2.3 million or 0.26% at December 31, 2020. Non-performing loans increased $1.7 million as a result of an increase of $1.9 million in construction loans offset by a $195,000 decrease in one-to four-family residential real estate loans and a $31,000 decrease in medical education loans compared to December 31, 2020. There were no non-accruing troubled debt restructurings, at September 30, 2021, and December 31, 2020.

The allowance for loan losses totaled $2.5 million, or 0.78% of total loans and 62.25% of total non-performing loans at September 30, 2021, as compared to $2.0 million, or 0.64% of total loans and 89.49% of total non-performing loans at December 31, 2020.

About HV Bancorp, Inc.

HV Bancorp, Inc. (Nasdaq Capital Market: HVBC) is a bank holding company headquartered in Doylestown, PA. Through its wholly owned subsidiary Huntingdon Valley Bank, we primarily serve communities located in Montgomery, Bucks and Philadelphia Counties in Pennsylvania, New Castle County in Delaware, and Burlington County in New Jersey from our executive office, seven full service bank offices and one limited service bank office. We also operate six loan production and sales offices in our geographical footprint.

Forward-Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the negative impact of severe wide-ranging and continuing disruptions caused by the spread of coronavirus COVID-19 on current operations, customers and the economy in general, changes in interest rate environment, increases in nonperforming loans, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or event.

Selected Consolidated Financial and Other Data

(Unaudited)

	At September 30, 2021	At December 31, 2020	At September 30, 2020
(In thousands)
Financial Condition Data:
Total assets	$536,317	$861,607	$507,739
Cash and cash equivalents	84,683	414,590	47,126
Investment securities available-for-sale, at fair value	39,340	23,518	17,961
Equity securities	500	500	500
Loans held for sale, at fair value	68,593	83,549	100,101
Loans receivable, net	313,435	313,811	315,823
Deposits	439,888	730,826	371,116
Federal Home Loan Bank advances	26,390	26,269	26,228
Federal Reserve PPPLF advances	3,793	48,682	57,714
Subordinated debt	9,997	—	—
Total liabilities	493,848	822,680	407,504
Total shareholders’ equity	42,469	38,927	37,235

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
(In thousands except per share data)
Operating Data:
Interest income	$4,559	$3,539	$12,440	$9,893
Interest expense	573	720	1,655	2,411
Net interest income	3,986	2,819	10,785	7,482
Provision for loan losses	229	424	644	985
Net interest income after provision for loan losses	3,757	2,395	10,141	6,497
Gain on sale of loans, net	3,035	3,044	11,170	7,000
Other non-interest income	284	3,151	114	5,284
Non-interest income	3,319	6,195	11,284	12,284
Non-interest expense	5,597	5,742	16,330	13,650
Income before income taxes	1,479	2,848	5,095	5,131
Income tax expense	362	785	1,394	1,423
Net income	$1,117	$2,063	$3,701	$3,708

Earnings per share of common stock- Basic	$0.56	$1.02	$1.86	$1.82
Earnings per share of common stock -Diluted	$0.54	$1.02	$1.82	$1.82
Average common shares outstanding- Basic	1,993,428	2,026,875	1,988,976	2,039,106
Average common shares outstanding- Diluted	2,058,998	2,026,875	2,036,088	2,039,106
Shares outstanding of common stock end of period	2,175,530	2,222,802	2,175,530	2,222,802
Book value per share	$19.52	$16.75	$19.52	$16.75

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Performance Ratios:
Return on average assets(1)	0.82%	1.84%	0.82%	1.25%
Return on average equity(1)	11.04	26.81	12.62	16.38
Interest rate spread (2)	3.02	2.51	2.44	2.47
Net interest margin (3)	3.11	2.63	2.51	2.64
Efficiency ratio (4)	76.62	63.70	74.00	69.06
Average interest-earning assets to average interest-bearing liabilities	120.93	118.72	118.13	119.33

Asset Quality Ratios (5):
Non-performing assets as a percent of total assets	0.74%	0.44%	0.74%	0.44%
Non-performing loans as a percent of total loans	1.25	0.71	1.25	0.71
Allowance for loan losses as a percent of non-performing loans	62.25	84.54	62.25	84.54
Allowance for loan losses as a percent of total loans	0.78	0.60	0.78	0.60
Net charge-offs to average outstanding loans during the period	0.01	0.12	0.06	0.18

Capital Ratios: (6)
Common equity tier 1 capital (to risk weighted assets)	12.83%	12.22%	12.83%	12.22%
Tier 1 leverage (core) capital (to adjusted tangible assets)	8.63	8.36	8.63	8.36
Tier 1 risk-based capital (to risk weighted assets)	12.83	12.22	12.83	12.22
Total risk-based capital (to risk weighted assets)	13.53	12.91	13.53	12.91
Average equity to average total assets (7)	7.45	6.88	6.52	7.61

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(1)	Annualized for the three and nine months ended September 30, 2021 and 2020.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents non-interest expense dividend by the sum of the net interest income and non-interest income.
(5)	Asset quality ratios are period end ratios.
(6)	Capital ratios are for Huntingdon Valley Bank.
(7)	Represents consolidated average equity to average consolidated total assets.